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                                     ***Text Omitted and Filed Separately
                                        Confidential Treatment Requested
                                        Under 17 C.F.R. Sections 200.80, 200.83
                                        and 230.406

                                                                   EXHIBIT 10.49


================================================================================


                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

                                     between

                           SIGNAL PHARMACEUTICAL, INC.

                                       and

                     THE DUPONT MERCK PHARMACEUTICAL COMPANY





================================================================================


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                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

        THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") is made as of ___________, 1997 (the "Effective Date") by and between SIGNAL PHARMACEUTICALS, INC., a Delaware corporation with its principal office at 5555 Oberlin Drive, San Diego, California 92121 ("SIGNAL") and THE DUPONT MERCK PHARMACEUTICAL COMPANY, a general partnership organized and existing under the laws of the State of Delaware and having its principal offices at 974 Centre Road, Wilmington, Delaware 19807 ("DPM").

                                    RECITALS

        WHEREAS, SIGNAL is a biotechnology company engaged in identifying new classes of small molecule drugs that regulate genes and the production of disease-causing proteins;

        WHEREAS, DPM is a pharmaceutical company dedicated to the research, development, manufacture and commercialization of pharmaceutical products;

        WHEREAS, SIGNAL and DPM wish to establish a collaborative relationship to develop and commercialize novel products for the treatment and prevention of human immunodeficiency virus ("HIV") and hepatitis C virus ("HCV");

        WHEREAS, DPM desires to obtain, and SIGNAL is willing to grant, an option to expand the collaborative relationship to include the development and commercialization of novel products for the treatment and prevention of [***];

        WHEREAS, it is recognized and acknowledged by SIGNAL that DPM has carried out and will continue to carry out programs to discover, develop and commercialize products for the treatment and prevention of HIV and HCV which are outside of this collaboration; and

        WHEREAS, SIGNAL and DPM wish to enter into this Agreement to establish the collaboration on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows.


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                                    ARTICLE 1
                                   DEFINITIONS

                The terms in this Agreement with initial letters capitalized, whether used in the singular or plural, shall have the meaning designated below or, if not designated below, the meaning as designated in places throughout this Agreement.

        1.1 "Affiliate" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with a party. For the purposes of this definition, the term "owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

        1.2 "Annual Research Plan" means the plan for conducting the research activities under the Collaboration as described in Article 3 hereof.

        1.3 "Assay" means one or more of the following assays which are described in Appendix 1 attached hereto, which have been developed or are to be developed in HTS format under this Agreement in accordance with the Research
Plan: [***]

        1.4 "Assay Technology" means SIGNAL Technology necessary or useful for performing the Assays.

        1.5 "Calendar Quarter" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

        1.6 "Calendar Year" means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

        1.7 "Collaboration" means the activities of SIGNAL and DPM carried out in performance of the Research Project under this Agreement.

        1.8 "Collaboration Know-How" means Know-How (i) arising from or in connection with the conduct of the Collaboration under this Agreement in accordance with the Research Plan and (ii) which is jointly developed by or under the common Control of SIGNAL or one of its Affiliates, on the


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one hand, and DPM or one of its Affiliates, on the other hand.

        1.9 "Collaboration Patent Rights" means all Patent Rights that claim or cover inventions (i) conceived of and reduced to practice jointly (as determined in accordance with the rules of inventorship under United States patent law) by employees or others acting on behalf of SIGNAL or one of its Affiliates, on the one hand, and employees or others acting on behalf of DPM or one of its Affiliates, on the other hand, in connection with activities conducted pursuant to the Research Plan or (ii) which come under the common Control of SIGNAL or one of its Affiliates, on the one hand, and DPM or one of its Affiliates, on the other hand, during the Research Term and any Extended Research Term and are necessary or appropriate for the full commercial exploitation of the Field.

        1.10 "Collaboration Technology" means Collaboration Know-How and Collaboration Patent Rights.

        1.11 "Combination Product" means a Product containing a Compound which includes one or more additional active ingredients other than a Compound.

        1.12 "Compound" means any compound or any analog or derivative thereof identified or selected for development by DPM or SIGNAL based upon use of the Assays during, or otherwise in the course of and as a result of the Collaboration during the Research Term and any Extended Research Term or by DPM during the period of up to [***] thereafter and subject to Section 4.1.
It is to be understood that this definition of Compound excludes molecules or compounds that are acquired or discovered by DPM other than by the use of Assays (or target scopes) of this Agreement, but are subjected to an Assay for further knowledge or characterization as a standard. A derivative Compound is a molecule derived from and related to a screened compound identified or synthesized during the Research Term and any Extended Research Term in the course of and as a result of the Collaboration.

        1.13 "Confidential Information" means all information and materials received by either party from the other party pursuant to this Agreement and all information and materials developed in the course of the Collaboration, including, without limitation, Know-How of each party and Collaboration Know-How.

        1.14 "Control" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement with or other arrangement with any Third Party.


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        1.15    "Distributor" shall mean a Third Party distributor engaged by
DPM to market and distribute Product in any Distributor Market.

        1.16 "Distributor Markets" means the markets in which DPM does not have a field selling organization for direct sales and marketing, where DPM markets Products through distributors. For purposes of this definition, "Distributor Markets" shall not include [***]

        1.17 "Effective Date" means the date appearing in the first paragraph of the Agreement.

        1.18    "FDA" means the United States Food and Drug Administration.

        1.19 "Field" means the use of the Assays for the discovery, identification and development of Compounds and Products for the treatment or prevention of HIV and HCV and the use, manufacture, distribution, marketing and sale of Compounds and Products for the treatment or prevention of HIV and HCV. If DPM exercises the option set forth in Section 4.3, the definition of the Field shall be expanded to include the discovery, identification and development of Compounds and Products for the treatment or prevention of [***] and the use, manufacture, distribution, marketing and sale of Compounds and Products for the treatment or prevention of [***].

        1.20 "First Commercial Sale" of a Product means the first sale for use or consumption of such Product in a country after required marketing and pricing approval has been granted by the governing health regulatory authority of such country. Sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.

        1.21 "FTE" means a full time equivalent researcher employed by SIGNAL or DPM and assigned to work on the Research Project with such time and effort to constitute one researcher working on the Research Project on a full time basis consistent with normal business and scientific practice (at least 40 hours per week of dedicated effort; on an annual basis, at least 40 hours per week of dedicated effort for at least 48 weeks (excluding official SIGNAL holidays) per year).

        1.22 "HCV Constructs" mean collectively or individually polynucleotide constructs, which are owned or Controlled by SIGNAL, and which SIGNAL may now possess or acquire during the Research Term and any Extended Research Term, containing HCV polynucleotide sequences, including but not limited to those polynucleotide constructs listed in


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Appendix 2 hereto.

        1.23 "Hit" means any compound that demonstrates reproducible significant activity in an Assay. The level of activity required to be designated a Hit will be set by the RMC.

        1.24    "HTS" means high throughput screening.

        1.25 "IND" means an Investigational New Drug Application filed with the FDA to commence human clinical testing of a Product, or the equivalent in any other country or jurisdiction.

        1.26 "Know-How" means technical information and materials, including without limitation, technology, data, cell lines, constructs, chemicals, inventions (patentable or otherwise), practices, methods, knowledge, skill, and experience relating to Compounds, Hits, Lead Compounds, Assays, and Products.

        1.27 "Lead Compound" means any Hit or any analog or derivative of a Hit showing potential therapeutic activity in cellular or animal models in follow-up testing after testing in an Assay and which is selected for pre-clinical safety assessment testing. Lead Compounds will be selected by the RMC as set forth in Section 2.1.

        1.28 "NDA" means a New Drug Application filed in the FDA to obtain marketing approval for a Product, or the equivalent in any other country or jurisdiction.

        1.29 "Net Sales" means the gross amounts invoiced for sales of Compound or Product by DPM and its Affiliates to non-Affiliated Third Parties, including but not limited to Distributors and Sublicensees, in bona fide, arms-length transactions, less (to the extent actually incurred or reasonably estimated and accrued in accordance with GAAP and to the extent not already deducted in the amount invoiced): (a) trade and quantity discounts, (b) credits or allowances upon claims, damaged goods, rejections or returns, including recalls, (c) freight, postage, shipping and insurance charges for delivery of Product, (d) custom duties, surcharges, sales or excise taxes and other governmental charges (other than income taxes) incurred directly related to the sale, (e) rebates, chargebacks and other amounts paid, credited or accrued, (f) retroactive price reductions, (g) bad debt expense, and (h) amounts incurred resulting from governmental mandated rebate programs.

        Sales of Products for use in clinical trials (including expanded access

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                                      -7-


programs) prior to receipt of regulatory approval to market such Product shall not be included in Net Sales.

        With respect to the sales of Combination Product, Net Sales shall be calculated on the basis of the invoice price of a Product containing the same weight of Compound sold without other active ingredients. In the event such Compound is not sold without other active ingredients, Net Sales shall be calculated by multiplying the amounts received by DPM or its Affiliates attributable to Combination Products by the Combination Allocation Portion (as defined below) attributable to such Combination Product. The "Combination Allocation Portion," as used herein, shall mean that portion of any amounts received by DPM or its Affiliates from the sale of any Combination Product that results from multiplying the total amount received by DPM or its Affiliates from such sale by a fraction, the numerator of which is the fair market value of the Compound included in the Combination Product and the denominator of which is the fair market value of such Compound and the fair market value of the products or parts of such Combination Product which are not Compounds. Fair market value shall be determined in good faith by DPM and SIGNAL either together or with a mutually agreeable third party in the event that no market price is available. In the event that the parties shall disagree regarding the fair market value denomination, the parties shall resolve such dispute in accordance with Article 12 hereof.

        1.30 "Pass-Through Net Sales" means the gross amounts invoiced for sales of Product by Distributors and Sublicensees to non-Affiliated Third Parties, in bona fide, arms-length transactions, less deductions listed in the [***] or other SIGNAL License Agreement. SIGNAL shall include in each SIGNAL License Agreement entered into after the Effective Date a definition of Net Sales and/or Pass-Through Net Sales that is consistent with the definition of Net Sales in Section 1.29 above or as provided in the SIGNAL License Agreement with [***] The purpose for such consistency being to prevent any obligation to keep a multiplicity of books and records.

        1.31 "Patent Rights" means all rights under (a) patents (including the inventor's certificates) that include one or more Valid Claims, including without limitation any substitution, extension (including supplemental protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination, renewal or the like, and (b) pending applications for patents, including, without limitation, any continuation, division or continuation-in-part thereof, and any provisional


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applications, which applications are listed and will be listed during the Term of this Agreement in attached Schedule A and which are considered to be either Collaboration Patent Rights or Signal Patent Rights.

        1.32 "Phase IIb" means such studies in humans of the safety, dose ranging and efficacy of a Product designed to generate sufficient data to make a decision about whether to commence a Pivotal Trial, as more specifically defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries or jurisdictions.

        1.33 "Pivotal Trial" means a controlled study in humans on sufficient numbers of patients designed to establish the efficacy and safety of a Product which is prospectively designed to demonstrate statistically whether the Product is safe and effective for use in a particular indication in a manner sufficient to obtain full Regulatory Approval to market that Product.

        1.34 "Product" means any marketed product (a) containing a formulation or dosage of a Compound; or (b) the manufacture, use or sale of which is covered by one or more of SIGNAL Patent Rights, Collaboration Know-How or Collaboration Patent Rights.

        1.35 "Regulatory Approval" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department or other governmental entity necessary for the manufacture, distribution, use and sale of a Product in a regulatory jurisdiction. "Regulatory Approval" in the U.S. means NDA approval.

        1.36 "Research Project" means the research activities under the Collaboration carried out in accordance with the Research Plan as described in
Article 3 hereof.

        1.37 "Research Term" means the period beginning on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that the Research Term may be extended for up to three (3) additional one-year periods ("Extended Research Term") at DPM's option upon written notice to SIGNAL given no less than ninety (90) days prior to the expiration of the Research Term or any extension thereof, as the case may be.

        1.38 "Research Year" means each twelve month period during the Research Term and any Extended Research Term, with the first Research Year beginning on the Effective Date.

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        1.39    "RMC" means the Research Management Committee established
pursuant to Section 2.1 hereof.

        1.40 "Royalty Term" means, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale and ending upon the later of (a) 10 years from the date of First Commercial Sale in such country, or (b) the expiration of the last to expire of the SIGNAL Patent Rights and the Collaboration Patent Rights containing a Valid Claim covering such Product in such country.

        1.41 "Signal Compound" means a compound contained in the Signal Compound Library.

        1.42 "Signal Compound Library" means all compounds owned or Controlled by SIGNAL which are available for screening in the Assays in accordance with the terms and conditions of this Agreement, including but not limited to the compounds and compound libraries identified in Appendix 3 hereto (but excluding, for purposes of HIV and the [***] drug target, any compounds licensed by SIGNAL from [***]).

        1.43 "SIGNAL Know-How" means all Know-How, which are owned or Controlled by SIGNAL, which SIGNAL may now possess or acquire during the Research Term and any Extended Research Term, which are necessary or useful for DPM to utilize the Assays or in the discovery, development, manufacture, marketing, use or sale of Compounds or Products.

        1.44 "Signal License Agreements" shall mean any license agreement which SIGNAL has entered into as of the Effective Date pursuant to which SIGNAL Controls Assay Technology, any part of the Signal Compound Library or any Signal Compound or any such subsequent license agreement which SIGNAL has entered into which is approved as a Signal License Agreement by the RMC after review and approval by the Finance Division of DPM with respect to the definition of Net Sales and for any payments which may be assumed by DPM for milestone and royalty payments. These are listed in Appendix 5 and any subsequent such Agreements, if any, will be added during the Research Term and any Extended Research Term.

        1.45 "SIGNAL Patent Rights" means the Patent Rights owned or Controlled by SIGNAL, either solely or jointly with another party, which SIGNAL may now possess or acquire in the future, which (i) are necessary or useful for DPM to utilize the Assays or in the discovery, development, manufacture, marketing, use or sale of Compounds or Products or (ii) which contains a claim which would be infringed by a third party's



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manufacture, use, import or sale of any Compound or Product. These are listed in
Appendix 6 and will be added during the Research Term and any Extended Research Term.

        1.46 "SIGNAL Technology" means the SIGNAL Patent Rights and the SIGNAL Know-How.

        1.47 "Sublicense Territory" means all countries in which a license has been granted to a Sublicensee, but shall specifically exclude the [***] except with the prior approval of SIGNAL.

        1.48 "Sublicensee" means a Third Party to whom DPM has granted a license or sublicense to develop, make, have made, use, offer for sale, sell and import Products in the Field.

        1.49 "Sublicensing Revenue" means the amount actually paid to DPM by a Sublicensee arising from the license or sublicense of the right to develop, make, have made, use, offer for sale, sell and import Products in the Field. Sublicensing Revenue shall include license fees, royalties, and any other payments with respect to the SIGNAL Technology or the Collaboration Technology but shall not include any payments tied to the provision of goods and services by DPM to such Sublicensee to compensate DPM for the provision of such goods and services.

        1.50 "Term" means the period commencing on the Effective Date and ending on the Termination Date.

        1.51 "Termination Date" means the last date on which DPM is obligated to make any payments to SIGNAL pursuant to Section 5.

        1.52 "Third Party" means any entity other than SIGNAL or DPM or an Affiliate of SIGNAL or DPM.

        1.53 "Valid Claim" means a claim of an issued patent or pending patent application which claim has not lapsed, been canceled or become abandoned and has not been declared invalid by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

        1.54 "Viral Target" means the viral target of an Assay, HIV, HCV [***] as the case may be, as specified in Appendix 1 hereto.



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                                    ARTICLE 2
                          RESEARCH MANAGEMENT COMMITTEE

        2.1 Research Management Committee. The Collaboration will be managed by the RMC, which will be comprised of three representatives appointed by SIGNAL and three representatives appointed by DPM. The RMC shall be co-chaired jointly by a representative of each party. Either party may appoint substitute or replacement members of the RMC to serve as their representatives upon notice to the other party. The initial members of the RMC shall be appointed by the parties within thirty (30) days following the Effective Date. The RMC shall oversee the principal research aspects of the Collaboration; and DPM shall be solely responsible for development, manufacturing and marketing activities. The RMC shall have the responsibility and authority to (a) set and modify research goals including recommendations to pursue different assays, (b) assign tasks and responsibilities under the Research Plan to the parties, (c) set criteria for identification of Lead Compounds and Hits, (d) recommend Hits to be developed as Lead Compounds and/or to be chemically modified for development as Lead Compounds, (e) monitor the progress of the Collaboration and (f) review and modify the Research Plan, as it shall deem appropriate to achieve the parties' objectives under this Agreement.

        2.2 Meetings. The RMC shall meet in-person or by teleconference on a Calendar Quarter basis or more frequently as may be agreed upon, to review the progress of the parties in performing the Research Project, with each party to bear all travel and related costs for its representatives.

        2.3 Decision-Making Process. Each member of the RMC shall have one vote, and decisions by the RMC shall be made by a majority vote. Any disagreement among members of the RMC will be resolved within the RMC based on the efficient achievement of the objectives of this Agreement. Any disagreement which cannot be resolved by a majority vote of the RMC shall be referred to the appropriate officers of SIGNAL and DPM for resolution under Article 12. It is the intent of the parties to resolve issues through the RMC whenever possible and to refer issues to the officers of SIGNAL and DPM only when resolution through the RMC cannot be achieved.

                                    ARTICLE 3
                            CONDUCT OF COLLABORATION

        3.1 Exclusivity. All Compounds discovered or licensed by either DPM or Signal shall be developed and commercialized for use in the Field pursuant to and subject to the provisions of this Agreement. During the

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Research Term and any Extended Research Term, and for a period of two (2) years following the Research Term or any Extended Research Term, DPM and its Affiliates, shall not work independently of SIGNAL, either alone or with any Third Party, and shall not enter into any negotiations or agreements with any Third Party, with respect to the use of the Assays. During the Research Term and any Extended Research Term and for a period of two (2) years following the Research Term or any Extended Research Term, SIGNAL and its Affiliates, shall not work independently of DPM, either alone or with any Third Party, and shall not enter into any negotiations or agreements with any Third Party, with respect to the Field. This Section 3.1 shall not in any way limit or modify the licenses granted to DPM by SIGNAL under this Agreement.

        3.2 Objectives of Collaboration. The objective of the Collaboration is to identify Hits and Lead Compounds that are suitable for development by DPM as Products for commercialization in the Field. DPM shall be responsible for the development of Products, including all preclinical and clinical testing, obtaining Regulatory Approval for Products, manufacturing of Compounds and Products, and the commercialization of Products in the Field. The parties agree that the Collaboration shall be conducted in accordance with the initial research plan attached hereto as Appendix 2, its modifications, and each Annual Research Plan. The parties expect that: (i) initially, SIGNAL will be primarily responsible for screening the compound libraries of each party using Assays developed or to be developed primarily by SIGNAL, which responsibility may thereafter be shifted in whole or in part to DPM in the RMC's discretion; (ii) SIGNAL will initially have primary responsibility for follow-up and confirmation of any Hits in HCV Assays; (iii) DPM will have primary responsibility for follow-up and confirmation of any Hits in HIV Assays; (iv) the parties will share responsibility for assessment of antiviral activity of Hits; and (v) DPM will have primary responsibility for in vivo testing of Compounds and any follow-up medicinal chemistry.

        3.3 Annual Research Plan. The Research Project will be conducted under an Annual Research Plan which describes the work to be pursued by SIGNAL and DPM during the Research Year. The first Annual Research Plan shall be prepared by the RMC within forty-five (45) days after the Effective Date. Subsequent Annual Research Plans shall be prepared by the RMC, not later than sixty (60) days prior to the start of each Research Year. The Annual Research Plan shall outline the work on the Research Project proposed to be carried out during the subsequent Research Year and the number of FTEs to be assigned to such work.

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        3.4     Research Efforts. Each party shall use good faith commercially reasonable and diligent efforts (as defined below) to perform its responsibilities under the Annual Research Plan. In particular, DPM will provide funding to SIGNAL pursuant to Section 5.3 in each Research Year during the Research Term and any Extended Research Term to support [***] qualified FTEs at SIGNAL specified in the Annual Research Plan, unless modified by the RMC during the Research Term and any Extended Research Term which funding by DPM shall be contingent upon SIGNAL providing and retaining such qualified FTEs. In addition, DPM will commit the number(s) of appropriately qualified FTEs to the performance of DPM's responsibilities as specified in the Annual Research Plan. Any modification in such FTE commitments by the parties shall be made by the RMC in accordance with Article 2. As used herein, the term "commercially reasonable and diligent efforts" will mean, unless the parties agree in writing otherwise, those efforts consistent with the exercise of prudent scientific and business judgment in accordance with industry standards, as applied to other products of similar scientific and commercial potential.

                The Research Project will be conducted in good scientific manner, and in compliance with all applicable good laboratory practices, and applicable legal requirements, to attempt to achieve efficiently and expeditiously the objectives of the Collaboration. Throughout the Research Term and any Extended Research Term, SIGNAL shall assign a balanced number of FTE Ph.D. or equivalent scientists and other technical support personnel as specified in the Annual Research Plan to perform the work set forth in each Annual Research Plan. The name, curriculum vitae, and percentage of time devoted to working on the Research Project for each scientist comprising [***] potential FTE scientists shall be provided to DPM within sixty (60) days of the Effective Date and not later than sixty (60) days prior to the start of each subsequent Research Year. The mixture of skills and levels of such FTEs shall be appropriate to the scientific objectives of the Research Project. The scientists comprising such [***] FTEs and their percentage of time devoted to working on the Research Project shall be identified in each Annual Research Plan. The selection of such scientists shall be communicated to DPM at the same time offers of employment are made.

        3.5 Availability of Resources. Each party will maintain laboratories, offices and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Collaboration pursuant to the Annual Research Plan. In particular, within ninety (90) days following the Effective Date, SIGNAL will have established, and will thereafter during the Research Term and any Extended Research Term


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maintain, a non-shared BSL-2 laboratory space for conducting antiviral work.
Each party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other party on issues arising during the Collaboration and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues.

        3.6 Transfer of Technical Information, Know-How and Materials. As the Assays are established and as improvements to the Assays are made, SIGNAL shall provide DPM with all technical information, Know-How and materials necessary to enable DPM to utilize such Assays.

        Within thirty (30) days following the Effective Date, SIGNAL shall provide DPM with access to all HCV Constructs owned or Controlled by SIGNAL as of the Effective Date, including those listed in Appendix 2 hereof.

        3.7 Screening of Signal Compounds in the Assays. As the Assays are developed and validated, SIGNAL shall promptly proceed to diligently screen in the Assays such Signal Compounds which exist prior to the Effective Date or are synthesized or acquired by SIGNAL during the Research Term and any Extended Research Term as determined by the RMC. The results of such testing and the structure of any Hits shall be promptly disclosed to DPM as such results are obtained. Likewise, DPM shall promptly disclose to SIGNAL the results of its biologic screening activities during the Research Term and any Extended Research Term.

        3.8 Disclosure; Reports. SIGNAL will make available and disclose to DPM promptly after the Effective Date all Signal Know-How known as of the Effective Date. Each party will make available and disclose to the other party all SIGNAL Know-How or Collaboration Know-How, as applicable, learned, acquired or discovered by such party at any time on or before the end of the Research Term and any Extended Research Term, as promptly as is reasonably practicable after such Know-How is learned. In addition, each party shall inform the other promptly upon identifying any Hits in its performance of screening activities pursuant to the Research Plan and shall provide such additional information with respect thereto as the other party or the RMC shall reasonably request. The parties will exchange at a minimum quarterly written reports (with copies to the RMC) presenting a meaningful summary of the work performed on the Research Project. In addition, on reasonable request by a party, the other party will make presentations of its activities under this Agreement to inform such party of the details of the work done under this Agreement. Know-How and other information regarding the Research Project disclosed by one party to the

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                                      -15-


other party pursuant hereto may be used only in accordance with the rights granted under this Agreement.

        Within thirty (30) days following the end of each Calendar Quarter, SIGNAL and DPM shall each provide to the RMC a written report summarizing in reasonable detail the work performed by it under the Research Project during the preceding Calendar Quarter. Subsequent to the termination or expiration of the Research Term and any Extended Research Term, DPM shall provide SIGNAL with quarterly reports concerning the status of its development activities concerning the commercialization of Products, including but not limited to the results of preclinical and clinical studies.

        3.9 Records. SIGNAL and DPM shall each maintain records in sufficient detail and in good scientific manner appropriate for patent purposes and as will properly reflect all work done and results achieved in the performance of the Research Project (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Project. SIGNAL and DPM shall each provide the other the right to inspect such records, and shall provide copies of all requested records, to the extent reasonably required for the performance of the requesting party's obligations under this Agreement; provided, however, that each party shall maintain such records and the information of the other contained therein in confidence in accordance with Article 8 below and shall not use such records or information except to the extent otherwise permitted by this Agreement.

        3.10 DPM Compounds. To further the objectives of the Collaboration, DPM shall transfer to SIGNAL certain DPM compounds for testing by SIGNAL in the Assays in accordance with the applicable Annual Research Plan. Such compounds provided or otherwise disclosed by DPM to SIGNAL under this Agreement are referred to herein as "DPM Compounds". Such DPM Compounds and all information relating to such DPM Compounds and information and materials derived from the use of such DPM Compounds will be used by SIGNAL solely for the testing of the DPM Compounds in the Assays as specified in the Annual Research Plan and shall be used for no other purpose. SIGNAL will promptly provide to DPM all data from such testing of DPM Compounds as such data is developed. Upon expiration or termination of the Research Project, SIGNAL shall, upon the request of

DPM, return or destroy all compounds and other materials provided to SIGNAL by DPM in the performance of the Research Project. DPM shall at all times own all rights to the DPM Compounds it provides or discloses to SIGNAL hereunder, including without limitation, all rights with respect to the manufacture, use or sale of such DPM Compounds. Accordingly, SIGNAL agrees to: (i) disclose to DPM any inventions it conceives or makes covering the manufacture, use, or sale of DPM Compounds; (ii) assign to DPM all patent rights of SIGNAL covering the manufacture, use, or sale of DPM Compounds; (iii) execute any necessary papers and otherwise reasonably cooperate with DPM in securing such patent rights. Anything to the contrary not withstanding, any such patent rights conveyed by SIGNAL to DPM under this Section 3.10 shall be included in Collaboration Patent Rights as set forth in (ii) of Section 1.9.

        3.11 Subcontracts. Notwithstanding Section 3.1, subject to the provisions of Article 8 and subject to the prior written approval of the RMC, SIGNAL and DPM may subcontract portions of the Research Project to be performed by them in the normal course of their business to a Third Party upon prior written notice to the other; provided, however, that such Third Party has entered into an appropriate confidentiality agreement with SIGNAL and/or DPM obligating such Third Party to be bound by the obligations contained in this Agreement.

                                    ARTICLE 4
                                GRANT OF LICENSES

        4.1 License Under Assay Technology. Subject to the terms and conditions of this Agreement and during the Research Term and Extended Research Term, and for a period of two (2) years following the Research Term and any Extended Research Term, Signal grants to DPM a worldwide, exclusive (except as to SIGNAL, as described below) license under the Assay Technology to conduct screening of compounds in the Assays in the Field, including the right to grant sublicenses solely to its Affiliates for such purposes. Notwithstanding the preceding sentence, SIGNAL retains the right under the Assay Technology solely to perform its obligations under this Agreement, including but not limited to conducting screening of DPM Compounds and Signal Compound Libraries as contemplated by and in accordance with the Research Plan, including the right to grant sublicenses solely to its Affiliates for such purposes.

        Subject to the terms and conditions of this Agreement, during the [***] period after the Research Term and any Extended Research Term ("Post Research Term"), SIGNAL shall have the right to conduct screening of Signal Compound Libraries in the Assays. Any compound identified by DPM or by SIGNAL with the acceptance of DPM based upon use of the Assays during such Post Research Term shall be a Compound subject to all of the terms and conditions of this Agreement. Any such Compound identified by SIGNAL or DPM during such Post Research Term shall be disclosed to the other party at the time such Compound is identified.

        For up to a [***] period after the Post Research Term referred to in the preceding paragraph DPM will continue to pay for Compounds first identified, continued or selected for development by DPM based upon use of the Assays during or otherwise in the course of and as a result of the Collaboration as long as the Assays are not in the public domain to be used by independent Third Parties. During this additional extended period, the milestone and royalty payments set forth in Sections 5.4.3, 5.4.4, 5.4.5 and 5.5 shall be equal to the amounts set forth therein multiplied by:

        [***] if such Compound is identified within the [***] after expiration of the Post Research Term;

        [***] if such Compound is identified between [***] after the expiration of the Post Research Term.

        After expiration of the Post Research Term, DPM has a non-exclusive, fully paid-up license under the Assay Technology.

        4.2 License Under Signal Technology and Collaboration Technology. Subject to the terms and conditions of this Agreement, particularly Section 5.8, SIGNAL hereby grants to DPM a worldwide, exclusive, royalty-bearing license during the Royalty Term, with right to sublicense, under the SIGNAL Technology and the Collaboration Technology to develop, make, have made, use, offer for sale, sell, and import Compounds and Products in the Field, including the right to grant sublicenses to Affiliates and Sublicensees.

        DPM shall diligently pursue development of Products. If DPM ceases to pursue diligently development and commercialization of at least one Product during or subsequent to the Research Term, SIGNAL shall have the right to terminate the license granted to DPM hereunder on a Product by Product basis in the event SIGNAL disagrees with DPM on the reasons for ceasing development of such Product. Upon termination of such license for any such terminated Product, SIGNAL shall receive an exclusive license, with the right to grant sublicenses, to all Collaboration Technology for such terminated Product and to



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                                      -18-


make, have made, use, offer for sale, sell or import all Lead Compounds selected from DPM's compound library relating thereto in the Field on terms and conditions to be negotiated. In addition, if a compound is selected as a Lead Compound from the SIGNAL Compound Library and DPM ceases to pursue diligently development and commercialization of such compound, all rights to such Lead Compound shall revert to SIGNAL.

        4.3 [***] Option. During the period of eight (8) months following the Effective Date [***], DPM shall have the option, upon commitment by DPM to fund [***] additional SIGNAL FTEs for the duration of the Research Term and any Extended Research Term, to expand the Collaboration, the definition of the Field to include [***], and the definition of Assays to the [***] as set forth in Appendix 1 hereto. In the event that DPM has not exercised such option by providing notice to SIGNAL of its desire to exercise such option prior to the expiration of the [***], then SIGNAL shall thereafter be free to license such assays to a Third Party. If DPM exercises such option, DPM shall be responsible for all milestone, royalty and other payments due under any SIGNAL License Agreement with respect to any [***]

        4.4 Sublicenses. DPM shall notify any permitted Sublicensee hereunder of all rights and obligations of such party under this Agreement licensed to such Sublicensee and require such Sublicensee to be bound by all of the terms and conditions of this Agreement. Upon termination of this Agreement by DPM pursuant to Section 10.2, no existing sublicenses shall be affected by such termination as long as such sublicense is in compliance with all of the terms and conditions of this Agreement, and all such sublicenses shall remain in effect according to their terms shall be either (a) assigned to SIGNAL, if acceptable to SIGNAL, or (b) continue as Sublicensees of DPM following such termination.

        4.5 No Other License. No right or license under any patent or patent application is granted by DPM or SIGNAL under this Agreement, except as specifically and expressly set forth herein.

        4.6 Limitation on Right to Sublicense. DPM agrees not to sublicense rights granted hereunder to either Merck & Company or E.I. duPont deNemours & Company ("Parents," which term shall include any entity in which either Parent has a controlling interest as defined below) without the written consent of SIGNAL, such consent not to be unreasonably withheld. In the event DPM decides to



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
                                      -19-


sublicense rights granted hereunder to a Parent, then DPM agrees it will do so only under terms and conditions substantially the same as those it receives through arms length negotiation with an independent third party. DPM agrees not to sublicense rights granted hereunder to non-Affiliates in which DPM has a controlling interest without the written consent of SIGNAL, such consent not to be unreasonably withheld. For the purposes of this Section 4.6, an entity shall be regarded as in DPM's control or a Parent's control if DPM or such Parent owns or directly or indirectly controls more than twenty percent (20%) of the voting stock or other ownership interest of the entity, or has the power to elect or appoint more than twenty percent (20%) of the members of the governing body of the entity. There shall be no other limitation on DPM's right to sublicense except as expressed in this Section 4.6. DPM may sublicense its Affiliates without SIGNAL's consent.

                                    ARTICLE 5
                               PAYMENT OBLIGATIONS

        5.1 License Fee. In partial consideration of the grant of the licenses set forth in Article 4 above, DPM agrees to pay to SIGNAL within ten
(10) days of the Effective Date a one-time, non-refundable fee of $1.0 million. In addition, DPM shall pay SIGNAL the amount of [***] within ten (10) days of its receipt of the HCV Constructs as set forth under Section 3.6 hereof.

        5.2 Equity Investment. In the event that, at any time during the Research Term, SIGNAL completes an initial public offering of its Common Stock ("IPO"), DPM shall, as part of the IPO, purchase $2.0 million of shares of Common Stock of SIGNAL in a private placement completed simultaneously with the IPO and subject to Rule 144 of the Securities Act at a price per share equal to the share price to the public in the IPO. Such equity investment shall be made pursuant to a Stock Purchase Agreement substantially in the form attached hereto as Appendix 7 (the "Stock Purchase Agreement").

        5.3 Research Funding. DPM agrees to fund the Research Project at SIGNAL, during the Research Term and any Extended Research Term on a fully allocated FTE basis in an amount equal to [***] per FTE per year in accordance with the FTE requirements set forth in the Annual Research Plan. Such amount shall be payable in advance in four quarterly installments during each Calendar Year on or before the end of the Calendar Quarter. Any payment for a portion of a quarterly period shall


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
                                      -20-


be made on a pro rata basis. The first such payment shall be made within ten
(10) days the Effective Date. Such annual funding shall be reevaluated annually and adjusted in proportion to the percentage increase in the Consumer Price Index. Except as provided in this Section 5.3, or as may be agreed from time to time by the parties in writing, each of SIGNAL and DPM will bear all of its own expenses incurred in connection with the Collaboration. Research funding by DPM shall be contingent upon SIGNAL providing and retaining the number of qualified FTEs set forth in Section 3.3 and 3.4 (or adjusted for any shortfall on a prorata basis), the applicable Annual Research Plan and SIGNAL using good faith commercially reasonable and diligent efforts to achieve the goals of the Annual Research Plan.

        5.4 Milestone Payments. Within thirty (30) days after achievement of each of the milestone events set forth below, subject to the terms and conditions of this Agreement, DPM shall pay to SIGNAL the indicated nonrefundable milestone payment, in cash or as an equity investment, as the case may be, set forth below.

                5.4.1   [***]

                5.4.2   [***]



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
                                      -21-


                5.4.3   Milestone Payments for HIV.

                (a) For a Compound in each Viral Target developed for the treatment or prevention of HIV, DPM shall pay to SIGNAL:

                [***]

                For such Compounds developed for the prevention or treatment of HIV infection, the milestone payments above shall be paid only [***]

                (b) For each subsequent new Compound for which Regulatory Approval is obtained for the prevention or treatment of HIV infection, DPM will pay milestone payments not to exceed [***] as follows:

                        (i)     [***]

                        (ii)    [***]

        5.4.4   Milestone Payments for HCV.

                (a) For a Compound in each Viral Target developed for the treatment or prevention of HCV, DPM shall pay to SIGNAL:

                        (i)     [***]



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
                                      -22-


                        (ii)    [***]

                        (iii)   [***]

                        (iv)    [***]

                For such Compounds developed for the prevention or treatment of HCV infection, the milestone payments above shall be paid only once upon the first occurrence of such milestone event.

                (b) For each subsequent new Compound for which Regulatory Approval is obtained for the prevention or treatment of HCV infection, DPM will pay milestone payments not to exceed [***] as follows:

                        (i)     [***]

                        (ii)    [***]

                5.4.5 Milestone Payments for [***]. In the event that DPM exercises its option with respect to [***] and the [***] are included in the definition of Assays hereunder, DPM shall pay the following milestone payments.

                (a) For a Compound in each Viral Target developed for the treatment or prevention of [***], DPM shall pay to SIGNAL:

                        (i)     [***]

                        (ii)    [***]




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
                                      -23-


                        (iii)   [***]

                        (iv)    [***]

                For such Compounds developed for the prevention or treatment of [***], the milestone payments above shall be paid only once upon the first occurrence of such milestone event.

                (b) For each subsequent new Compound for which Regulatory Approval is obtained for the prevention or treatment of [***], DPM will pay milestone payments not to exceed [***] as follows:

                        [***]

        5.5 Royalty Payments. Subject to the terms and conditions of this Agreement, particularly Section 5.5.4, DPM shall pay to SIGNAL a royalty on Net Sales of Product as set forth below.

                5.5.1   Royalty on Products for HIV.

                (a) DPM shall pay to SIGNAL the following royalty on Net Sales of Products for the treatment or prevention of HIV as follows:

                        (i) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product less than [***];

                        (ii) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product between [***] and [***]



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
                                      -24-


                        (iii) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product between [***] and [***]; and

                        (iv) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product which exceed [***].

                5.5.2   Royalty on Products for HCV.

                (a) DPM shall pay to SIGNAL the following royalty on Net Sales of Products for the treatment or prevention of HCV as follows:

                        (i) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product less than [***];

                        (ii) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product between [***] and [***];

                        (iii) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product between [***] and [***]; and

                        (iv) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product which exceed [***].

                5.5.3   Royalty on Products for [***].

                (a) In the event that DPM exercises its option with respect to [***] and the [***] Assays are included in the definition of Assays hereunder, DPM shall pay to SIGNAL the following royalty on Net Sales of Products for the treatment or prevention of [***] as follows:

                        (i) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product less than [***];

                        (ii)    [***] of the aggregate annual Net Sales of such



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
                                      -25-


Product for aggregate annual Net Sales of such Product between [***] and [***];

                        (iii) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product between [***] and [***]; and

                        (iv) [***] of the aggregate annual Net Sales of such Product for aggregate annual Net Sales of such Product which exceed [***].

                5.5.4 With respect to each Product such royalty payments shall be payable on a country-by-country basis during the Royalty Term for such Product in such country.

                5.5.5 The royalties payable hereunder shall be subject to the following conditions:

        (i) subject to 5.5.6 and 5.5.7, only one royalty shall be due with respect to the same unit of Product;

        (ii) that no royalties shall be due upon the sale or other transfer among DPM and its Affiliates, but in such cases the royalty shall be due and calculated upon DPM's or its Affiliate's Net Sales of Product to the first independent third party;

        (iii) no royalties shall accrue on the disposition of Product in reasonable quantities by DPM or its Affiliates as bona fide samples or as donations to non-profit institutions or government agencies for non-commercial purposes;

        (iv) if a compulsory license is granted with respect to Product in any country with a royalty rate lower than the royalty rate provided above, then the royalty rate to be paid by DPM shall be [***]; and

        (v) notwithstanding the above royalty rates, upon DPM's request, the parties agree to discuss in good faith a reduction (without any obligation to agree to such a reduction) of such royalty rate in any



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
                                      -26-


        given country in the event the level of development, patent protection or general commercial environment affects the commercial viability of the Product under such royalty rate.

                5.5.6 Sales by Distributors in Distributor Markets. In the case of sales of Product by any Distributor in any Distributor Market, to the extent that SIGNAL is obligated under any Signal License Agreement to pay royalty payments on such sales of Product by Distributors in Distributor Markets, then, in addition to any royalty amounts payable to SIGNAL under
Section 5.5.1, 5.5.2 or 5.5.3, DPM shall pay to SIGNAL an amount equal to the amount SIGNAL is obligated to pay and actually pays to its licensors with respect to such Distributor sales under such Signal License Agreement, provided however, that such amount payable by DPM to SIGNAL under this Section 5.5.6 shall in no event exceed [***] of the applicable annual Pass-Through Net Sales of Product by such Distributor. In no event, however, shall the total royalties paid to SIGNAL under this Section 5.5.6 be higher than what they would have been if calculated on sales to the ultimate third party as set forth in Sections 5.5.1, 5.5.2, and 5.5.3 as if DPM marketed the Product to the ultimate third party itself rather than through a Distributor. See Appendix 4 for example calculations.

                5.5.7   Sales by Sublicensees.

                (a) In the event that DPM licenses or sublicenses the right to sell Product to a Sublicensee and DPM does not supply and sell Compound or Product to such Sublicensee, then DPM shall pay to SIGNAL [***] of all Sublicensing Revenue that DPM receives from such Sublicensee.

                (b) In the event that DPM licenses or sublicenses the right to sell Product to a Sublicensee and DPM supplies and sells Compound or Product to such Sublicensee, then the term "Net Sales" in Section 5.5.1, 5.5.2 and 5.5.3 with respect to such Compound or Product sold by DPM to such Sublicensee shall include any payments received by DPM from such Sublicensee based on sales of Product by such Sublicensee.

                (c) To the extent that SIGNAL is obligated under any Signal License Agreement to pay royalty payments on sales of Product by any Sublicensee, then, in addition to any royalty amounts payable to SIGNAL under
Section 5.5.1, 5.5.2, 5.5.3, 5.5.7(a) or 5.5.7(b), DPM shall pay to SIGNAL an amount equal to the amount SIGNAL is obligated to pay and actually pays to its licensors with respect to such Sublicensee



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
                                      -27-


sales under such Signal License Agreement, provided however, that such amount payable by DPM to SIGNAL under this Section 5.5.7 shall in no event exceed [***] based on sales of Product by such Sublicensee. In no event, however, shall the total royalties paid to SIGNAL under this Section 5.5.7 be higher than what they would have been if calculated on sales to the ultimate third party as set forth in Sections 5.5.1, 5.5.2, and 5.5.3 as if DPM marketed the Product to the ultimate third party itself rather than through a Sublicensee. See Appendix 4 for example calculations.


        5.6 Signal License Agreements. Unless otherwise specified in this Agreement SIGNAL shall be responsible for all payment obligations, costs and expenses with respect to the Signal License Agreements, including but not limited to, any upfront payments, license maintenance fees, milestone payments, royalty payments and legal fees and disbursements.

        5.7 Third Party Patents. If DPM in its reasonable judgment and after consultation with SIGNAL is required to obtain a license from a non-Affiliated third party under a valid claim of a dominating patent in order to import, manufacture, use or sell a Product or Compound, and to pay a royalty under such license, and the infringement of such patent cannot reasonably be avoided by DPM, the reasonableness of which shall be determined mutually by DPM and SIGNAL, DPM's obligation to pay royalties under Section 5.5 shall be reduced by [***] the amount of the royalty actually paid to such third party, provided, however, that the royalties payable under Section 5.5 shall not be reduced in any event below [***] of the amounts paid according to Section 5.5. In addition, if DPM is required to pay up-front payments and/or milestone payments in consideration for such license, then the milestone payments under Section 5.4 shall be reduced by [***] the amount of the up-front payments and milestone payments paid to such third party, provided, however, that the amount of such up-front payments and milestone payments paid to such third party shall not be reduced in any event below [***] of the amounts set forth in Section 5.4.

        5.8 Paid-up License. For each country, upon expiration of DPM's obligation to pay royalties hereunder with respect to a Product, DPM shall have a fully paid-up, non-exclusive license under any Signal Know-How or Signal Patent Rights, to make, have made, use, sell, offer for sale and import the applicable Product in that country.



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
                                      -28-


                                    ARTICLE 6
                            PAYMENTS; RECORDS; AUDITS

        6.1 Payment; Reports. Royalty payments and reports for the sale of Products shall be calculated and reported for each Calendar Quarter. All royalty payments due to SIGNAL under this Agreement shall be paid within sixty (60) days of the end of each Calendar Quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of Products sold, the gross sales and Net Sales of Products, the royalties, in U.S. dollars, payable, the method used to calculate the royalty and the exchange rates used.

        6.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period. All payments owed under this Agreement shall be made by wire transfer, unless otherwise specified by SIGNAL.

        6.3 Late Payments. In the event that any payment, including royalty, milestone and research payments, due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit SIGNAL from exercising any other rights it may have as a consequence of the lateness of any payment.

        6.4 Records and Audits. During the Term and for a period of two (2) years thereafter, DPM shall be obligated to keep complete and accurate records pertaining to the development and sale or other disposition of Products in sufficient detail to permit SIGNAL to confirm the accuracy of all payments due hereunder. SIGNAL shall have the right to cause an independent, certified public accountant of nationally recognized standing reasonably acceptable to DPM to audit such records to confirm Net Sales and royalty and other payments for the preceding year. Such audits may be exercised during normal business hours once a year upon at least thirty (30) working days' prior written notice to DPM. SIGNAL shall bear the full cost of such audit unless such audit correctly discloses a variance of more than 10% from the amount of the Net Sales or royalties or other payments due under this Agreement. In such case, DPM shall bear the full cost of such audit. DPM's obligation to retain such records shall expire two (2) years after a payment has been made. DPM shall include in each sublicense granted by it pursuant to this Agreement and in each distribution agreement with a Distributor in a Distributor Market, a provision requiring the Sublicensee and the Distributor to make reports to DPM, to keep and maintain books and records of sales made pursuant to such sublicense and distribution agreement, and to grant access to such books and records by DPM's independent accountant to the same extent and under the same obligations as required by DPM under this Agreement.

        SIGNAL shall treat all financial information subject to review under this Section in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with DPM obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

        6.5 Taxes. All turnover and other taxes levied on account of the royalties and other payments accruing to SIGNAL under this Agreement shall be paid by SIGNAL for its own account, including taxes levied thereon as income to SIGNAL. If provision is made in law or regulation for withholding, such tax shall be deducted from the royalty or other payment made by DPM to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to SIGNAL. Each party agrees to assist the other party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

        6.6 Prohibited Payments. Notwithstanding any other provision of this Agreement, if DPM is prevented from paying any such royalty by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to SIGNAL's account in a bank acceptable to Signal in the country whose currency is involved.

                                    ARTICLE 7
                         PATENT RIGHTS AND INFRINGEMENT

        7.1 Ownership of Patent Rights. SIGNAL shall own all inventions invented solely by employees or agents of SIGNAL or its Affiliates in connection with the Collaboration and all Patent Rights claiming such inventions. DPM shall own all inventions invented solely by employees or agents of DPM or its Affiliates in connection with the Collaboration and all

Patent Rights claiming such inventions. All inventions invented jointly by employees or agents of SIGNAL and DPM or their respective Affiliates in connection with the Collaboration, and all Patent Rights claiming such inventions shall be owned jointly by DPM and SIGNAL as Collaboration Patents Rights. Inventorship shall be determined under U.S. patent law.

        7.2     Prosecution and Maintenance of Patent Rights.

                (a) It is the intention of the parties to secure broad patent protection for discoveries and inventions made in connection with the Collaboration. SIGNAL shall be responsible for the filing, prosecution and maintenance of all SIGNAL Patent Rights and all patent applications and patents covering any inventions owned solely by SIGNAL under Section 7.1. DPM shall be responsible for the filing, prosecution and maintenance of all patent applications and patents covering any inventions owned solely by DPM under
Section 7.1. Each party shall consider in good faith the requests and suggestions of the other party with respect to strategies for filing and prosecuting such patent applications. The inventing party shall keep the other party informed of progress with regard to the filing, prosecution, maintenance, enforcement and defense of patents applications and patents subject to this
Section 7.2(a).

                (b) In the case of Collaboration Patent Rights, the parties shall agree on the allocation of responsibility for the preparation, filing, prosecution, and maintenance of any such Collaboration Patent Rights. The party controlling a Collaboration Patent Right shall consult with the other party as to the preparation, filing, prosecution, and maintenance of such Collaboration Patent Right reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the other party copies of all relevant documents reasonably in advance of such consultation. In the event that the party controlling a Collaboration Patent Right desires to abandon such Collaboration Patent Right, or if the party assuming control of a Collaboration Patent Right later declines responsibility for such Collaboration Patent Right, the controlling party shall provide reasonable prior written notice to the other party of such intention to abandon or decline responsibility, and such other party shall have the right, at its expense, to prepare, file, prosecute, and maintain any Collaboration Patent Rights. The costs for the preparation, filing, prosecution and maintenance of Collaboration Patent Rights shall be shared on a 50/50 basis; however, neither party shall be subject to any internal costs for work done in-house by the other party.

                (c) Each party will promptly disclose to the other party such inventions arising from or made in the performance of the Research Project and any patent or patent applications claiming such inventions, to the extent that such inventions are necessary or useful to the Research Project or the rights licensed hereunder.

                (d) In no event will the Signal Patent Rights be abandoned without DPM first being given an opportunity to maintain such Signal Patent Rights. In the event that SIGNAL decides not to continue the prosecution or maintenance of a patent application or patent within the Signal Patent Rights in a country, SIGNAL shall provide DPM with prior written notice of this decision and cooperate with DPM so as to provide DPM reasonable opportunity to assume full responsibility for the continued prosecution or maintenance of such patent application or patent. In such event that SIGNAL desires to discontinue maintenance or prosecution of the Signal Patent Rights, SIGNAL agree to then assign such SIGNAL Patent Rights to DPM at no cost.

        7.3 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Collaboration Patent Rights under this Agreement. Such cooperation includes, but is not limited to:

                (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights set forth in Section 7.1 above and to enable the other party to apply for and to prosecute patent applications in any country; and

                (b) promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, or prosecution of any such patent applications.

        7.4     Infringement by Third Parties.

                (a) SIGNAL and DPM each shall immediately give notice to the other of any potential infringement by a third party of any Signal Patent Rights or Collaboration Patent Rights in the Field of which they become aware or of any certification of which they become aware filed under the United States "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that any Signal Patent Rights or Collaboration Patent Rights covering any Product are invalid or unenforceable or that infringement will not arise from the manufacture, use or sale of Product by a third party.

                (b) DPM as exclusive licensee with respect to the Signal Patent Rights will have the right in the Field to bring suit or other proceeding at its expense against the infringer in its own name or in the name of SIGNAL where necessary, after consultation with SIGNAL. SIGNAL shall be kept advised at all times of such suit or proceedings brought by DPM. SIGNAL may, in its discretion and at its expense, join DPM as party to the suit or other proceeding, provided that DPM shall retain control of the prosecution of such suit or proceedings in such event. DPM has the right to approve of any outside counsel selected by SIGNAL. SIGNAL agrees to cooperate with DPM in its efforts to protect Signal Patent Rights, including joining as a party where necessary.

                (c) If DPM does not bring suit or other proceeding against the infringer, SIGNAL may in its discretion, bring suit or other proceeding at its expense against the infringer, provided however, that SIGNAL shall first consult with DPM as to whether such act(s) by a third party reasonably constitute infringement and whether it is commercially advisable to bring such suit or proceeding, as reasonably determined by DPM. DPM shall be kept advised at all times of such suit or proceedings brought by SIGNAL. DPM may, in its discretion and at its expense, join SIGNAL as party to the suit or other proceeding, provided that SIGNAL shall retain control of the prosecution of such suit or proceedings in such event. SIGNAL has the right to approve of any outside counsel selected by DPM. DPM agrees to cooperate with SIGNAL in its efforts to protect SIGNAL Patent Rights, including joining as a party where necessary.

                (d) Neither party shall have the right to settle any patent infringement litigation under this Section 7.4 in a manner that diminishes the rights or interests of the other party without the consent of the other party.

                (e) Each party will bear its own expenses with respect to any suit or other proceeding against an infringer. Any recovery in connection with such suit or proceeding will first be applied to reimburse SIGNAL and DPM for their out-of-pocket expenses, including attorney's fees. The party controlling the suit will retain the balance of any recovery. However, if damages are awarded to DPM based on lost sales or profit then DPM shall pay to SIGNAL royalties that it would have paid had DPM made the sales.

        7.5 Infringement of Third Party Rights. DPM and SIGNAL shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties in the Field infringes or may infringe the intellectual property rights of such Third Party. DPM shall have the first right to control any defense of such claim at its own expense and by counsel of its own choice, and SIGNAL shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If DPM fails to proceed in a timely fashion with regard to such defense, SIGNAL shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and DPM shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 7.5 in a manner that diminishes the rights or interests of the other party without the consent of such other party.

        7.6 Patent Term Extension. SIGNAL shall cooperate with DPM in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country with respect to the Signal Patent Rights. In the event that elections with respect to obtaining such patent term restoration, supplemental protection certificates or their equivalents are to be made, DPM shall have the right to make the election and SIGNAL agrees to abide by such election.


                                    ARTICLE 8
                                 CONFIDENTIALITY

        8.1 Nondisclosure. The Confidential Disclosure Agreement between the parties dated November 11, 1996, is hereby incorporated into this Agreement; and, the obligations therein will be further subject to the terms and conditions of this Agreement. During the Research Term and any Extended Research Term and for a period of five (5) years thereafter, each party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any Third Party or use any Confidential Information for any purpose except (a) as expressly authorized by this Agreement, (b) as required by law or court order, or (c) to its Affiliates. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

        8.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent evidence:

                (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

                (b) is known by the receiving party at the time of receiving such information, as evidenced by its records;

                (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure;

                (d) is independently developed by the receiving party without the aid, application or use of Confidential Information; or

                (e) is the subject of a written permission to disclose provided by the disclosing party.

        8.3 Publications. Each party to this Agreement recognizes that the publication of papers regarding results of Collaboration hereunder, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the parties to maintain the confidentiality of any Confidential Information included in any foreign patent application until such foreign patent application has been published. Accordingly, each party shall have the right to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts, which utilizes data generated from the Collaboration and/or includes Confidential Information of the other party. Before any such paper is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least sixty (60) days prior to submitting the paper to a publisher. The receiving party shall review any such paper and give its comments to the publishing party within twenty (20) days of the delivery of such paper to the receiving party. The publishing party shall comply with the other party's request to delete references to such other party's Confidential Information in any such paper and agrees to withhold publication of same for an additional ninety (90) days in order to permit the parties to obtain patent protection, if either of the parties deem it necessary, in accordance with the terms of this Agreement. With respect to oral presentation materials and abstracts, the parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the receiving party.

                                    ARTICLE 9
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        9.1     Representations and Warranties.

                (a) Each party hereby represents and warrants that it is duly organized and validly existing under the laws of the state of its incorporation and that it has the corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                (b) Each party hereby represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                (c) Each party hereby represents and warrants (i) that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, (ii) that the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it, (iii) and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

                (d) Each party warrants that it has enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such party ownership of all intellectual property rights created in the course of their employment.

                (e) SIGNAL warrants that the only license agreements it has as of the Effective Date within the scope of this Agreement are with [***] by which SIGNAL acquired rights to [***] library of compounds, and [***] HCV Constructs.

                (f) SIGNAL warrants that there is no infringement of [***] U.S. Patents granted prior to the Effective Date which relate to HCV protease.

                (g) SIGNAL warrants that it owns or possesses adequate licenses or other rights to use all SIGNAL Technology necessary to the conduct of the Collaboration. As of the Effective Date, no claim is pending or, to the best of SIGNAL's knowledge, threatened, to the effect that any SIGNAL Patent Rights owned or licensed by SIGNAL, or which SIGNAL otherwise has the right to use, is invalid or unenforceable by SIGNAL,



                      ***Confidential Treatment Requested
and, to the best of SIGNAL's knowledge, there is no basis for any such claim (whether or not pending or threatened). To the best of SIGNAL's knowledge, all SIGNAL Know-How developed by and belonging to SIGNAL for which patent protection has not been sought has been kept confidential. SIGNAL has not granted or assigned to any Third Party any right to manufacture, have manufactured, assemble or sell any Compound or Product.

        9.2 Disclaimer of Warranties. Neither party guarantees the safety or usefulness of any Product. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        9.3     Indemnification.

                9.3.1 Indemnification by SIGNAL. SIGNAL shall defend, indemnify, and hold harmless DPM and its directors, officers, agents, parent companies, affiliates, and employees, from and against any and all claim, loss, damage, liability, injury (including death), cost or expense, including without limitation expenses of litigation and reasonable attorneys' fees, in connection with any claims made or suits brought against DPM relating to this Agreement which are alleged to arise from the negligence, willful misconduct, or material breach of this Agreement by SIGNAL, its Affiliates, subcontractors or agents; provided however that SIGNAL shall not be obligated to provide indemnification hereunder to the extent that any such claim, loss, damage, liability, injury, cost or expense results from the negligence, willful misconduct, or material breach of this Agreement by DPM.

                9.3.2 Indemnification by DPM. DPM shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold SIGNAL, its directors, agents, officers, employees and affiliates, from and against any and all claim, loss, damage, liability, injury (including death), cost or expense, including without limitation expenses of litigation and reasonable attorneys' fees, in connection with any claims made or suits brought against SIGNAL relating to this Agreement and alleged to arise: (i) from the negligence, willful misconduct, or material breach of this Agreement by DPM, its Affiliates, subcontractors or agents or (ii) out of the death of or injury to any person or persons or out of any damage to property and resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Product; provided however that DPM shall not be obligated to provide indemnification hereunder to the extent that any such claim, loss, damage, liability, injury, cost or expense results from the negligence, willful misconduct, or material breach of this Agreement by SIGNAL.

                9.3.3 Procedure. Should a party or any of its officers, agents, parent companies, affiliates, or employees (the "Indemnitee") intend to claim indemnification under this Article, such Indemnitee shall promptly notify the other party (the "Indemnitor") in writing of any alleged loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall be entitled to assume the defense thereof with counsel selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld; provided, however, that if representation of Indemnitee by such counsel first selected by the Indemnitor would be inappropriate due to a conflict of interest between such Indemnitee and any other party represented by such counsel, then Indemnitor shall select other counsel for the defense of Indemnitee, with the fees and expenses to be paid by the Indemnitor, such other counsel to be approved by Indemnitee and such approval not to be unreasonably withheld. The indemnity agreement in this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article. The Indemnities under this Article, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

                                   Article 10
                              Term And Termination

        10.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall expire as of the end of the Royalty Term.

        10.2 Termination for Cause. Either party may terminate this Agreement upon sixty (60) days' written notice upon the occurrence of any of the following:

                (a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

                (b) Upon or after the breach of any material provision of this Agreement by the other party by causes and reasons within its control, as shown by credible evidence, if the breaching party has not commenced to cure such breach within sixty (60) days after notice thereof by the other party.

        10.3    Effect of Expiration or Termination.

                (a) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, except as set forth in this Agreement, the obligations and rights of the parties under Articles 5 and 8, Sections 6.4, 9.2, 9.3 and 10.3 and Articles 12 and 13 shall survive termination or expiration of this Agreement.

                (b) Following the expiration of the Research Term and any Extended Research Term, (i) the parties will continue to collaborate on the same terms and conditions for Compounds and Products in development as of the last day of the Research Term and any Extended Research Term, (ii) the RMC will continue to manage the Research Project until the date on which the last Compound and Product in development as of the last day of the Research Term and any Extended Research Term commences a Phase I clinical trial, and (iii) without limitation, the rights and obligations of the parties with respect to such Products under Sections 4.1, 4.2, 4.4, 5.4, 5.5 and 5.6 and Articles 6 and 7 shall survive through the end of the Royalty Term.

                (c) Without limiting any remedies otherwise available to DPM, if DPM terminates this Agreement for cause pursuant to Section 10.2, (a) all licenses set forth in Article 4 shall continue for so long as DPM is not in breach of its obligations to pay to SIGNAL all milestone payments and royalty payments in accordance with this Agreement and complies with the provisions of
Article 6 of this Agreement, and (b) SIGNAL shall return to DPM any Confidential Information of DPM.

                (d) Without limiting any remedies otherwise available to SIGNAL, if SIGNAL terminates this Agreement for cause pursuant to

Section 10.2, (a) all licenses granted by SIGNAL to DPM hereunder shall terminate and revert to SIGNAL, and (b) DPM shall return to SIGNAL any Confidential Information of SIGNAL.

        10.4. Failure to Pursue. If DPM is not diligently pursuing the development of at least one Product using good faith commercially reasonable efforts in accordance with industry standards and consistent with the usual practice followed by DPM in pursuing the development of its other similar pharmaceutical products, then SIGNAL shall have the right to terminate the license right granted to DPM pursuant to Article 4 only with respect to such Product which SIGNAL asserts is not being diligently pursued by DPM. SIGNAL shall not have the right to terminate under this Section 10.4 with respect to such Product unless (a) DPM is given ninety (90) days prior written notice by SIGNAL of SIGNAL's intent to terminate with respect to such Product, stating the reasons and justification for such termination and recommending steps which DPM should take in such development, and (b) DPM has not taken good faith commercially reasonable steps during such ninety (90) day period to diligently pursue development of such Product. Notwithstanding the foregoing, SIGNAL shall in no event have the right to terminate such license for such Product if the development of such Product is not being pursued on the basis that a competitive product is being diligently developed by DPM pursuant to this Agreement, or that such Product is deemed by DPM unlikely to yield satisfactory results in clinical trials or regulatory submissions, or that such Product is believed by DPM to be commercially unattractive. In the event SIGNAL disagrees with the reasons why DPM is not pursuing such Product, SIGNAL can so notify DPM and the further development and commercialization of such Product may be undertaken by SIGNAL at its risk and expense, and subject to SIGNAL negotiating a license with DPM under Collaboration Technology for such Product as set forth in Section 4.2, second paragraph.

        10.5. Failure to Retain Qualified Scientists. DPM may terminate this Agreement upon ninety (90) days prior written notice in the event that SIGNAL is unable to retain sufficient qualified researchers to provide commercially reasonable support for the Research Project.


                                   ARTICLE 11
                                    PUBLICITY

        11.1 Publicity Review. DPM and SIGNAL will jointly discuss and agree, based on the principles of Section 11.2, on any statement to the public regarding the execution and the subject matter of this Agreement or any other aspect of this Agreement, except with respect to disclosures required by law or regulation. Promptly following the Effective Date, the parties shall issue a joint press release, which press release shall not refer to any contingent payments in aggregate. Neither party shall use the name of the other party in any public statement, prospectus, annual report, or press release without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed, provided, however, that both parties shall endeavor in good faith to give the other party a minimum of five business days to review such press release, prospectus, annual report, or other public statement; and provided, further, that either party may use the name of the other party in any public statement, prospectus, annual report, or press release without the prior written approval of the other party, if such party is advised by counsel that such disclosure is required to comply with applicable law. However, any such use of the name of the other party shall be submitted to that party in advance of such use in order to make any reasonable, good faith modifications.

        11.2    Standards. In the discussion and agreement referred to in
Section 11.1, the principles observed by DPM and SIGNAL will be accuracy, the requirements for confidentiality under Article 8, the advantage a competitor of DPM or SIGNAL may gain from any public or Third Party statements under Section 11.1, the requirements of disclosure under any securities laws or regulations of the United States, including those associated with public offerings, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to DPM and SIGNAL.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

        12.1 Disputes. The parties recognize that disputes as to certain matters may from time to time arise which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.

        Any disputes arising between the parties relating to, arising out of or in any way connected with the Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder (including any disputes between the representatives of SIGNAL and DPM on the RMC), whether before or after termination of the Agreement, ("Disputes") will be resolved as set forth in this Section. Any Dispute between representatives of SIGNAL and DPM shall be resolved by the RMC. Failing resolution of such Dispute by the RMC, or in the event of a Dispute between representatives of SIGNAL and DPM on the RMC, the Dispute will be presented to the chief executive officers of DPM and SIGNAL, who shall attempt in good faith to promptly resolve such Dispute. If such chief executive officers are unable to resolve such Dispute, any litigation instituted by DPM shall, unless otherwise agreed to in writing by SIGNAL, be filed in a California federal or state court and any litigation instituted by SIGNAL shall, unless otherwise agreed to in writing by DPM, be filed in a Delaware federal or state court.

                                   ARTICLE 13
                                  MISCELLANEOUS

        13.1 Activities Outside of Collaboration. Except as otherwise specifically provided herein, all activities of the parties outside of the Collaboration are outside of the scope of this Agreement and nothing herein is intended to limit SIGNAL or its Affiliates from using the SIGNAL Technology for other purposes.



        13.2    Assignment.

                (a) Either party may assign any of its rights or obligations under this Agreement in any country to any Affiliates; provided, however, that such assignment shall not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement.

                (b) This Agreement may not be assigned or otherwise transferred by either party, except to Affiliates, without the consent of the other party; provided, however, that DPM or SIGNAL may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates and parent corporations, or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction; and provide further, that in the event of such a transaction, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder except with the approval of the acquiring corporation.

                (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

        13.3 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party; provided, however, that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.

        13.4 Notices. Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by facsimile on such date, with paper copy being sent by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other party).


        In the case of DPM:
                President, DuPont Merck Research Laboratories
                The DuPont Merck Pharmaceutical Company
                Experimental Station, Bldg. 400
                Wilmington, Delaware 19880-0400
                (fax number: 302-992-3040)

           with copy to:
                Associate General Counsel
                Legal Department
                The DuPont Merck Pharmaceutical Company
                974 Centre Road, DuPont Merck Plaza, WR722
                Wilmington, Delaware 19807-2802
                (fax number: 302-892-8536)



           In the case of SIGNAL:

                Chief Executive Officer
                Signal Pharmaceuticals Inc.
                5555 Oberlin Drive
                San Diego, CA 92121

                (fax number: 619-558-7513)

           with a copy to:

                Frederick T. Muto, Esquire
                Cooley Godward LLP
                4365 Executive Drive
                San Diego, CA  92121
                (fax number:  619-453-3555)



        13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws, except that all questions concerning the construction or effect of patent rights will be construed in accordance with the laws of the country granting those rights.

        13.6 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

        13.7 Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

        13.8 Independent Contractors. It is expressly agreed that SIGNAL and DPM shall be independent contractors and that the relationship between the two parties shall not constitute a partnership or agency of any kind. Neither SIGNAL nor DPM shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of the party to do so.

        13.9 Entire Agreement. This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understanding between the parties, except all obligations of the parties under the Confidential Disclosure Agreement referenced in Section 8.1 survive and are subject to further terms and conditions of this Agreement. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

        13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.11 EEOC Compliance. SIGNAL agrees to comply with the following Equal Employment Opportunity Compliance statement:

                (a) SIGNAL will not discriminate against any individual performing of behalf of SIGNAL under this Agreement because of race, religion, sex, age within statutory limits, disability, national origin, or veteran status. SIGNAL agrees to post in conspicuous places notices setting forth the provisions of this non-discrimination clause.

                (b) SIGNAL will, in all solicitation or advertisements for candidates or applicants for employment with SIGNAL and involving the performance of this Agreement, state that all qualified applicants will receive consideration for employment without regard to race, religion, sex, age within statutory limits, national origin, disability or veteran status.

                (c) In the event of SIGNAL non-compliance with these non-discrimination clauses or with any laws, rules, regulations, or orders, this Agreement may be canceled, terminated, or suspended at the discretion of DPM in accordance with Section 10.2.

SIGNAL warrants that it has complied with all applicable laws, rules, orders and regulations covering services specified herein, including but not limited to Executive Order 11246 (and the rules and regulations promulgated thereunder), the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Act of 1974.

        13.12 Use of Trade Names. Subject to Section 11.1, neither party will, without prior written consent of the other party, use any trademark or trade name owned by the other party, or owned by an Affiliate or Parent corporation of the other party, in any publication, publicity, advertising, or otherwise.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the date first above written.



THE DUPONT MERCK PHARMACEUTICAL        SIGNAL PHARMACEUTICALS, INC.
COMPANY



By:  [SIG]                             By:  /s/ ALAN LEWIS
   ---------------------------------      -----------------------------------

Name: President & CEO                  Name:  Alan Lewis
     -------------------------------        ---------------------------------

Title:  December 26, 1997              Title:  PRES/CEO
      ------------------------------         --------------------------------

                                   Appendix 1

[***]

                      ***Confidential Treatment Requested

                                   Appendix 2

                             List of HCV Constructs

[***]

                      ***Confidential Treatment Requested

                                   Appendix 3

                            Signal Compound Libraries


[***]

                      ***Confidential Treatment Requested

                                   Appendix 4


                                    Example 1

[***]

                      ***Confidential Treatment Requested

                                   Appendix 5


                            Signal License Agreement


[***]

                      ***Confidential Treatment Requested

                                   Appendix 6


                              Signal Patent Rights



        None as of the Effective Date.

                                   Schedule A


                         Collaboration Patent Rights or
                              Signal Patent Rights



        None as of the Effective Date